Dated 20th March 2003

                           ORTHOFIX INTERNATIONAL B.V.



                                     - and -



                                INTAVENT LIMITED



                                    AGREEMENT


                 for the sale and purchase of certain shares in
                           Intavent Orthofix Limited


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THIS AGREEMENT is made on 20th March 2003 (the "Agreement")


BETWEEN:-

(1) INTAVENT LIMITED, a company incorporated under the laws of England and Wales with company number 185450 and whose registered office is at The Old Forge, Tidmarsh, Reading RG9 8ER (the "Vendor"); and

(2) ORTHOFIX INTERNATIONAL B.V. a limited liability company organised under the laws of The Netherlands having its registered office at Johannes Vermeerplein 11, 1071 DV, Amsterdam, The Netherlands (the "Purchaser").

WHEREAS:

(A) Intavent Orthofix Limited (the "Company") a company incorporated under the laws of England and Wales with registered number 2853159 has, at the date of this Agreement, an issued share capital of 4800 B ordinary shares of (pound)1 each (owned by the Vendor) (the "Contract Shares") and 5200 A ordinary shares of (pound)1 each (owned by the Purchaser);

(B) The Vendor has agreed to sell the Contract Shares and the Purchaser has agreed to purchase the Contract Shares upon the terms and conditions of this Agreement.

THE PARTIES AGREE AS FOLLOWS:-

1.     Interpretation

1.1 In this Agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:-

       "Business Day" means a day (excluding Saturdays) on which banks generally are open in London and New York for the transaction of normal banking business;

       "Company" shall mean Intavent Orthofix Limited, as more fully described in Recital (A);

       "Completion" means the completion of the sale and purchase of the Contract Shares in accordance with clause 4;

       "Completion Date" means the date on which Completion occurs;

       "Confidential Information" means any information relating to the business, contractual arrangements, financial or other affairs (including future plans and targets) of and of:

       (i) the Company and any member of the Target Group;

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       (ii) the Purchaser and any member of the Purchaser Group; or

       (iii) the Vendor and any member of the Vendor Group;

       which is not in the public domain or which is trivial and obvious, and any information in respect of which an obligation of confidence is owed by any such person to any third party;

       "Consideration" has the meaning given thereto in clause 3.1;

       "Consideration Payment" has the meaning given thereto in clause 3.1;

       "Contract Shares" has the meaning given in Recital (A);

       "Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

       "Purchaser Group" means the Purchaser, its subsidiaries, its holding companies and the subsidiaries from time to time of such holding companies, all of them and each of them as the context admits;

       "Purchaser's Solicitors" means Covington & Burling, of 265 Strand, London, WC2R 1BH;

       "Shareholder Agreement" means the shareholder agreement, dated 27th October 1993, relating to the Company made between (1) the Vendor, (2) the Purchaser, (3) and the Company;

       "Target Group" means the Company and its wholly owned subsidiary, Colgate Medical Limited, a company incorporated under the laws of England & Wales with company number 01311455 and with registered offices at 5 Burnley Court, Cordwallis Road, Maidenhead, Berkshire, SL6 7BZ;

       "Vendor Group" means the Vendor, its subsidiaries, its holding companies and the subsidiaries from time to time of such holding companies, all of them and each of them as the context admits;

       "Vendor's Solicitors" means Pitmans, solicitors, of 47 Castle Street, Reading, RGI 7SR;

       "Warranties" means the warranties set out in clause 5 of this Agreement.

1.2    In this Agreement unless otherwise specified, reference to:-

       1.2.1 "subsidiary" or "holding company" is to be construed in accordance with section 736 of the Companies Act 1985;

       1.2.2  "includes" and "including" shall mean including with limitation;

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       1.2.3  a "party" means a party to this Agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking;

       1.2.4 a "person" includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

       1.2.5 "clauses", "paragraphs" are to clauses and paragraphs of, this Agreement;

       1.2.6 "writing" includes any methods of representing words in a legible form other than writing on an electronic or visual display screen or in other non-transitory form;

       1.2.7 words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

       1.2.8 The Law of Property (Miscellaneous Provisions) Act 1994 ("LPMPA") applies to all dispositions made pursuant to this Agreement save that the word "reasonably" shall be deleted from the covenant in section 2(1)(b) of the LPMPA and the covenant in section 3(l) of the LPMPA shall not be qualified by the words "other than any charges, encumbrances, or rights which that person does not a could not reasonably be expected to know about".

2.     Sale and Purchase

2.1 Upon the terms and subject to the conditions of this Agreement, the Vendor as legal and beneficial owner and with full title guarantee shall sell and the Purchaser shall purchase the Contract Shares with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto.

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Contract Shares unless the Vendor completes the sale of all of the Contract Shares simultaneously, but completion of the purchase of some Contract Shares shall not affect the rights of the Purchaser with respect to its rights to the other Contract Shares.

3.     Consideration

       The consideration (the "Consideration") for the sale and purchase of the Contract Shares shall comprise and be satisfied by the payment by the Purchaser to the Vendor of US$ 20,450,000 (the "Consideration Payment").


3.1 Any payment made by the Vendor in respect of a breach of any Warranty or any other payment made by the Vendor pursuant to this Agreement shall be and shall be deemed to be a reduction in the Consideration.

4.     Completion

4.1 Completion shall take place at the offices of the Purchaser's Solicitors (or at such other place as the parties may agree) immediately after the execution of this Agreement.

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4.2    On Completion:

       4.2.1  The Vendor shall deliver to the Purchaser:-

              (a) transfers of the Contract Shares duly executed by the registered holders in favour of the Purchaser (or as it may direct) together with the relevant share certificates in respect of such Contract Shares;

              (b) a copy of the minutes of a meeting of the Vendor authorising the execution of this Agreement by the Vendor (such copy minutes being certified as true and correct by the secretary of the Vendor).

       4.2.2 The Vendor and the Purchaser shall procure that a board meeting of the Company is held at which the transfer of the Contract Shares to the Purchaser shall be approved for registration (subject to the same being duly stamped with any required stamp duty).

4.3    Upon compliance by the Vendor with the provisions of clauses 4.2.1 and
       4.2.2 the Purchaser shall at Completion pay by way of electronic transfer the sum of US$20,450,000 to the Vendor's Solicitors at Natwest Bank, Market Place, Reading, US Dollar Account Number xxxxxxxxxx, sortcode xxxxxx and quoting swiftcode xxxxxxxx (who are irrevocably authorised by the Vendor to receive the same and whose receipt shall be an effective discharge of the Purchaser's obligations to pay such sum and the Purchaser shall not be concerned to see the application of such amounts) or as the Vendor may otherwise direct.

4.4 Forthwith following Completion, the Vendor shall, and shall procure that any other person shall, without delay, send to the Purchaser all records, correspondence, documents, files, memoranda, and other papers relating to the Target Group which it may have in its possession or control (other than any such which it shall have received in its capacity as a shareholder in the Company and which it is properly entitled to retain).

5.   Warranties:-

5.1    The Vendor warrants with the Purchaser as follows:-

       5.1.1 the Vendor has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement and each document to be executed by it at or before Completion.

       5.1.2 the Vendor's obligations under this Agreement and each document to be executed at or before Completion or when the relevant document is executed, will be enforceable in accordance with their terms.

       5.1.3 the Vendor is the exclusive legal and beneficial owner of the Contract Shares;

       5.1.4  the Contract Shares are fully paid or credited as fully paid;

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       5.1.5  the Contract Shares are not subject to any Encumbrance and no person is entitled to any Encumbrance in relation to any of the Contract Shares;

       5.1.6 other than as provided in the Shareholder Agreement or the Articles of Association, the Vendor is not under any obligation (whether actual or contingent) to sell, charge, otherwise dispose of, or create any Encumbrance over any of the Contract Shares or any interest therein to any person.

       5.1.7 the Vendor has no rights (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in the Company and there is no agreement or commitment to give or create any such rights.

5.2    The Purchaser warrants with the Vendor as follows:-

       5.2.1 the Purchaser has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement and each document to be executed by it at or before Completion.

       5.2.2 the Purchaser's obligations under this Agreement and each document to be executed at or before Completion or when the relevant document is executed, will be enforceable in accordance with their terms.

5.3 In the event that either party is in breach of any of the Warranties (for the purposes of this clause 5.3, the "Warrantor"), then, without restricting the rights of the other party hereto (for the purposes of this clause 5.3, the "Claimant") to claim damages on any basis available to it, the Warrantor shall pay to the Claimant on demand the amount necessary to put the Claimant into the position which would have existed if the said Warranties had not been breached together with all costs and expenses incurred by the Claimant as a result of such breach. Any amount so payable shall be increased to ensure that the net amount received shall, after the deduction of any taxation imposed for support of national, state, federal, municipal or local government or any other person and whether of the UK or any other jurisdiction, be equal to that which would have been received had the payment and any increased payment not be subject to such taxation.

5.4 Each of the Warranties shall be construed as a separate warranty, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement.

6.     Shareholder Agreement

6.1 The Vendor and the Purchaser acknowledge that upon Completion the Shareholder Agreement shall terminate. Notwithstanding the terms of the Shareholder Agreement, the restrictive covenants contained in clause O thereof shall cease to have effect as from Completion.

6.2    Notwithstanding the terms of the Shareholders Agreement:

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       6.2.1  the Vendor hereby waives all and any rights against the Purchaser, the Company or any member of the Target Group, which may have arisen as a result of any breach by, or as a result of any other act or omission of, the Purchaser or any member of the Target
              Group occurring prior to Completion; and

       6.2.2 the Purchaser hereby waives all and any rights against the Vendor which may have arisen as a result of any breach by, or as a result of any other act or omission of the Vendor prior to Completion provided that this clause 6.2.2 shall not apply to any breaches of the restrictive covenants contained in clause O of the Shareholders Agreement occurring prior to Completion.

7.     Restrictive Covenants

7.1 As consideration for the Purchaser agreeing to purchase the Contract Shares, the Vendor covenants with the Purchaser, the Company and each other member of the Target Group that (whether alone or jointly with any other person, and whether directly or indirectly, and whether as shareholder, participant, partner, promoter, director, officer, agent, manager, employee, or consultant of, in or to any other person) it shall not (and will procure that no member of the Vendor Group shall) for a period of one year following Completion:

       7.1.1 solicit or endeavour to entice away from or discourage from being employed by the Company or any member of the Target Group any person who is at Completion an officer, employee, or consultant of the Company or any member of the Target Group (whether or not such person would commit a breach of contract by leaving such employment or engagement);

       7.1.2 employ or engage or attempt to employ or engage or negotiate or arrange the employment or engagement by any other person, firm or company, of any person who is at Completion, or was at any time during the period of one year prior thereto, an officer, employee, or consultant of the Company or any member of the Target Group.

7.2 Each of the covenants in clause 7.1.1 and 7.1.2 shall be deemed to constitute a separate agreement and shall be construed independently of the others.

7.3 The parties consider the covenants in clause 7.1 to be reasonable, but if a court of competent jurisdiction finds any of them to be unenforceable the parties agree to accept any deletion as to scope of the restrictions concerned which the court sees fit to impose or, if it does not see fit, which is reasonably necessary to render the restrictions enforceable.

8.     Confidential Information

8.1 The Vendor undertakes to the Purchaser and each member of the Purchaser Group, the Company and each other member of the Target Group that, subject to clause 8.3, it shall, and shall procure that each member of the Vendor's Group shall, preserve the confidentiality of, and not directly or indirectly reveal, publish, disclose, or transfer or use for its own or any other purposes the Confidential Information (other than, for the

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       avoidance of doubt, Confidential Information concerning the Vendor or the
       Vendor Group).


8.2 The Purchaser undertakes to the Vendor and each other member of the Vendor Group that, subject to clause 8.3, it shall, and shall procure that each member of the Purchaser Group and the Company and each member of the Target Group shall, preserve the confidentiality of, and not directly or indirectly reveal, publish, disclose, or transfer or use for its own or any other purposes the Confidential Information (other than, for the avoidance of doubt, Confidential Information concerning the Purchaser, each member of the Purchaser Group, the Company and each member of the Target Group).

8.3    Clause 8.1 and Clause 8.2 shall not apply to:-

       8.3.1 disclosure of Confidential Information to or at the written request of the party to whom the information relates;

       8.3.2 use or disclosure of Confidential Information required by law or any applicable regulatory authority (where such requirement has force of law) provided that the party seeking to make use or disclose such information shall consult with the party to whom the information relates prior to such use or disclosure; or

       8.3.3 Confidential Information which enters the public domain other than by (a) a breach of Clause 8.1 or Clause 8.2 (as the case may be) or (b) a breach of any obligation of confidentiality by the person disclosing the information.

8.4 The restrictions contained in this clause 8 shall continue to apply after Completion without limit in time.

8.5 The Company and each member of the Target Group has the right to enforce this clause 8 in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

9.   Announcements

9.1 No party shall disclose the making of this Agreement nor its terms without the prior consent of the other party unless disclosure is

       9.1.1  to its professional advisers; or

       9.1.2  required by law or any applicable regulatory authority.

       provided that this clause 9.1 does not apply to announcements, communications or circulars made or sent by the Purchaser after Completion to customers, clients or suppliers of the Company or any member of the Target Group to the extent that it informs them of the Purchaser's acquisition of the Contract Shares or to any announcements containing only information which has become generally available.

9.2 The restrictions contained in clause 9.1 shall apply without limit of time and whether or not this Agreement is terminated.

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10.    Costs

       Unless expressly otherwise provided in this Agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Contract Shares.

11.    Effect of Completion

11.1 The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Completion.

11.2 The remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

12.    Further Assurance

       During the period of twelve months following Completion the Vendor shall from time to time forthwith upon request from the Purchaser at the Vendor's expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Purchaser for the purpose of vesting in the Purchaser the full legal and beneficial title to the Contract Shares and otherwise giving the Purchaser the full benefit of this Agreement.

13.    Entire Agreement

       Each party acknowledges and agrees with the other party that this Agreement constitutes the entire and only agreement between the parties relating to the subject matter of this Agreement and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties, and arrangements of any nature whatsoever, whether or not in writing between the parties in connection with the subject matter hereof.

14.    Variations

       This Agreement may be varied only by a document signed by each of the Vendor and the Purchaser. Pursuant to section 2(3)(a) of the Contract (Rights of Third Panties) Act 1999 the parties, in accordance with this sub-clause, may without limit or restriction vary this Agreement or any provision of it which may be enforced by a third party or otherwise amend this Agreement in such a way as to extinguish or alter the third party's entitlement under any such provision without the consent of that third party

15.    Waiver

15.1 A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

15.2 No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial

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       exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.3 No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Vendor and the Purchaser.

16.    Rights Cumulative

       The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

17.    Invalidity

       If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:-

       (a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

       (b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

       shall not be affected or impaired in any way.

18.    Notices

18.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):-

       In the case of the Purchaser to:-
       Johannes Vermeerplein 11,1071 DV, Amsterdam, The Netherlands
       Fax
       Attention: The Company Secretary

       with a copy to the Company at 5, Burnley Court, Cordwallis Park, Maidenhead, Berkshire, SL6 7BZ


       In the case of the Vendor to:-
       The Old Forge, Tidmarsh, Reading, Berkshire, RG8 8ER
       Fax: 01189845959
       Attention: The Company Secretary

       and shall be deemed to have been duly given or made as follows:-

       (a) if personally delivered, upon delivery at the address of the relevant party;

       (b) if sent by first class post, three (3) Business Days after the date of posting;


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       (c)    if sent by fax; on the Business Day next following the date of despatch;

              provided that, if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such, notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

       18.2 A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 18.1 provided that such notification shall only be effective on:-

              (a) the date specified in the notification as the date on which the change is to take place; or

              (b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

19.    Counterparts

       This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

20.    Third Party Rights

       Except for the rights conferred on the Company and each other member of the Target Group pursuant to clauses 6,7, and 8 and except where expressly provided in this Agreement, nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

21.    Governing Law and Jurisdiction

21.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.

21.2 Each of the parties to this Agreement irrevocably agrees that the courts of England shall have jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

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IN WITNESS whereof this Agreement has been executed on the date first above written


Signed by Bruce Goodman          )      /s/ Bruce Goodman
for and on behalf of INTAVENT    )      ----------------------------
LIMITED                          )      Name:



Signed by                        )      /s/ Peter W. Clarke
for and on behalf of             )      ----------------------------
ORTHOFIX INTERNATIONAL B.V.      )      Name: